UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. [ ])

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[ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)2))

[xx] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

Citizens Financial Services, Inc.
(Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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CITIZENS FINANCIAL SERVICES, INC.
PROXY STATEMENT FOR THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON APRIL 16, 2002

GENERAL INFORMATION

Date, Time and Place of Annual Meeting

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Citizens Financial Services, Inc., a Pennsylvania business corporation, of proxies to be voted at the corporation's Annual Meeting of Shareholders to be held at 12:00 p.m., prevailing time, on Tuesday, April 16, 2002 at the Tioga County Fairgrounds Youth Building, Whitneyville, Pennsylvania 16901.

Description of the Corporation

The principal executive office of the corporation is located at First Citizens National Bank, 15 South Main Street, Mansfield, Pennsylvania 16933. The telephone numbers for the corporation are 570-662-2121 or 800-326-9486. All inquiries should be directed to Richard E. Wilber, President and Chief Executive Officer of the corporation.

Citizens Financial Services, Inc. was established in 1984 as a one-bank holding company under the laws of Pennsylvania and the Bank Holding Company Act of 1956. Thus, the corporation's activities consist of owning and supervising First Citizens National Bank, its wholly-owned depository subsidiary. In March 2001, First Citizens National Bank established a subsidiary, First Citizens Insurance Agency, Inc. This agency, which was not activated until October 1, 2001, allows the bank to sell insurance within our marketing area.

Included with this proxy statement is the corporation's notice of meeting, your proxy card, and a copy of the corporation's Annual Report to Shareholders for the fiscal year ended December 31, 2001. You may obtain a copy of the Annual Report to Shareholders for the 2000 fiscal year at no cost by contacting Richard E. Wilber, President and Chief Executive Officer, First Citizens National Bank, via mail at 15 South Main Street, Mansfield, Pennsylvania or via telephone at 800-326-9486.

We have not authorized anyone to provide you with information about the corporation; therefore, you should rely only on the information contained in this document or on documents to which we refer you. Although we believe we have provided you with all the information helpful to you in your decision to vote, events may occur at Citizens Financial Services, Inc. subsequent to printing this proxy statement that might affect your decision or the value of your stock.

VOTING PROCEDURES

Solicitation and Voting of Proxies

This proxy statement and the enclosed form of proxy are first being sent to the corporation's shareholders on or about March 13, 2002.

Shares represented by proxies on the accompanying proxy, if properly signed and returned, will be voted in accordance with the specifications made by the shareholders. Any properly signed and returned proxy not specifying to the contrary will be voted FOR the election of the nominees for Class 1 Director named below to serve for a three-year term and until their successors are elected and qualified.

Execution and return of the enclosed proxy will not affect a shareholder's right to attend the annual meeting and vote in person, after giving written notice to the Secretary of the corporation. The cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material which the corporation may furnish shareholders in connection with the annual meeting, will be borne by the corporation. In addition to the use of

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the mail, certain directors, officers and employees of the corporation and the bank may solicit proxies personally, by telephone, telegraph and by telecopier. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons. The corporation will reimburse them for their reasonable forwarding expenses.

Quorum and Vote Required For Approval

At the close of business on March 6, 2002, the corporation had outstanding 2,799,420 shares of common stock, par value $1.00 per share, the only authorized class of stock.

Only holders of record of common stock at the close of business on March 6, 2002 are entitled to vote at the annual meeting. Cumulative voting rights do not exist with respect to the election of directors. On all matters to come before the annual meeting, each share of common stock is entitled to one vote.

Under Pennsylvania law and the corporation's Bylaws, the presence of a quorum is required for each matter to be acted upon at the annual meeting. Pursuant to the corporation's Bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast constitutes a quorum for the transaction of business at the annual meeting. Votes withheld and abstentions are counted in determining the presence of a quorum for the particular matter.

Assuming the presence of a quorum, the five nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors will be elected. The proxy holders will not cast votes for or against any director candidate where the broker withheld authority.

Revocability of Proxy

A shareholder who returns a proxy may revoke the proxy at any time before it is voted only:

- by giving written notice of revocation to Terry B. Osborne, Secretary of Citizens Financial Services, Inc., at 15 South Main Street, Mansfield, Pennsylvania 16933,

- by executing a later-dated proxy and giving written notice to the Secretary of the corporation, or

- by attending the annual meeting and voting in person after giving written notice to the Secretary of the corporation.

Methods of Voting

Proxy Voting:

- Mark your selections.

- Date your proxy and sign your name exactly as it appears on your proxy.

- Mail the proxy to Citizens Financial Services, Inc. in the enclosed postage-paid envelope.

Voting in Person:
- Attend the annual meeting and show proof of eligibility to vote.

- Obtain a ballot.

- Mark your selections.

- Date your ballot and sign your name exactly as it appears in the corporation's transfer books.

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Governance

The Board of Directors oversees all of the corporation's business, property, and affairs. The Chairman and the corporation's officers keep the members of the Board informed of the corporation's business through discussions at Board meetings and by providing them materials.

During fiscal year 2001, the Board of Directors of the corporation held 12 meetings. The Board of Directors of First Citizens National Bank held 24 meetings during fiscal year 2001.

Directors of Citizens Financial Services, Inc.

The following table sets forth (in alphabetical order) selected information about the directors of the corporation.

Name	Class of Director	Director Since	Age as of March 6, 2002
R. Lowell Coolidge	1	1984	61
Larry J. Croft	1	1990	66
Mark L. Dalton	2	1998	47
Roger C. Graham, Jr.	3	2001	46
E. Gene Kosa	3	2001	55
R. Joseph Landy	3	2001	47
John E. Novak	2	1984	65
Carol J. Tama	1	1986	61
John M. Thomas	1	1990	68
Rudolph J. van der Hiel	2	1984	62
William D. Van Etten	3	1984	68
Richard E. Wilber	1	1984	53

Executive Officers of Citizens Financial Services, Inc.

The following table sets forth, as of March 6, 2002, selected information about the executive officers of the corporation, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors.

Name and Position	Held Since	Employee Since	Number of Shares Beneficially Owned(1)	Age as of March 6, 2002
R. Lowell Coolidge Chairman of the Board	1984	(2)	144,072	61
Richard E. Wilber President and Chief Executive Officer	1984	1984	8,446	53
Terry B. Osborne Secretary	1984	1984	1,143	48
Thomas C. Lyman Treasurer	1988	1988	164	56
Randall E. Black Assistant Treasurer	1999	1993	798	35
(1) See Table entitled "Share Ownership by Directors, Officers and Nominees" on page 13 for additional share ownership information.
          (2) Is not an employee of Citizens Financial Services, Inc. or First Citizens National Bank.

Executive Officers of First Citizens National Bank

The following table sets forth, as of March 6, 2002, selected information about the executive officers of First Citizens National Bank, the corporation's wholly-owned subsidiary. Each officer is elected by the bank's Board of Directors and each holds office at the discretion of the Board of Directors. All shares are held individually unless otherwise noted. Footnotes follow the next table.

Name and Position	Held Since	Employee Since	Number of Shares Beneficially Owned		Age as of March 6, 2002
R. Lowell Coolidge Chairman of the Board	1984	(1)	144,072		61
Richard E. Wilber President and Chief Executive Officer	1983	1981	8,446		53
Terry B. Osborne Executive Vice President	1991	1975	1,143	(2)	48
Thomas C. Lyman Vice President, Investments & Strategic Planning	1988	1988	164		56
David W. Poch Vice President, Investments & Trust Division Manager	2000	2000(6)	106	(3)	61
Cynthia T. Pazzaglia Vice President, Human Resources	1985	1983	1,386	(4)	43
Randall E. Black Vice President, Chief Financial Officer	1999	1993	798	(5)	35
Kathleen M. Campbell Vice President, Marketing Manager	2001	2001(7)	0		41
Douglas W. Whitten Vice President, Operations Division Manager	2001	2000(8)	0		59

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Executive Officers of First Citizens Insurance Agency, Inc.

The following table sets forth, as of March 6, 2002, selected information about the executive officers of First Citizens Insurance Agency, Inc., the bank's wholly-owned subsidiary. Each officer is elected by the bank's Board of Directors and each holds office at the discretion of the Board of Directors. All shares are held individually unless otherwise noted.

Name and Position	Held Since	Employee Since	Number of Shares Beneficially Owned		Age as of March 6, 2002
R. Lowell Coolidge Chairman	1984	(1)	144,072		61
Richard E. Wilber President	1983	1981	8,446		53
Mark L. Dalton	1997	(1)	955		47
David W. Poch Secretary	2000	2000(6)	106	(3)	61
Randall E. Black Treasurer	1999	1993	798	(5)	35

(1) Is not an employee of Citizens Financial Services, Inc. or First Citizens National Bank.

(2) Mr. Osborne holds 959 shares jointly with his spouse, 48 shares individually, and 136 shares are held by his spouse.

(3) Mr. Poch holds 106 shares jointly with his spouse.

(4) Mrs. Pazzaglia holds 1,386 shares jointly with her spouse.

(5) Mr. Black holds 798 shares jointly with his spouse.

(6) Prior to joining First Citizens National Bank, Mr. Poch owned and operated CHAIRO, Inc., a business and financial services consulting corporation.

(7) Prior to joining First Citizens National Bank, Ms. Campbell, worked at Keystone Financial, Inc. as a Marketing Officer.

(8) Prior to joining First Citizens National Bank, Mr. Whitten worked at The Bank of Castile as Vice President of Management Information Systems.

The Board of Directors and its Committees

During 2001, the corporation's Board of Directors held 12 regular meetings and the bank's Board of Directors held 24. Each of the directors attended at least 75% of the combined total number of meetings of the corporation's and the bank's Board of Directors meetings and committee meetings except for Director Thomas. First Citizens National Bank maintains seven standing committees: Strategic Planning, Asset/Liability, Credit, Audit, Human Resource, Trust, and Building.

The corporation's Board of Directors does not maintain a standing audit committee or nominating committee. Matters within the jurisdiction of these committees are considered by the bank's Board of Directors.

There is no family relationship, by blood, marriage, or adoption, between any of the directors and any other director, officer, or full-time employee, of the corporation or of the bank.

Compensation of the Board of Directors

Directors of the corporation, except for the Chairman, receive a fee of $185 per meeting. Directors of the bank, except for the Chairman, receive $630 per month plus fees of $175 per meeting, for attendance at various committee meetings. The corporation's and bank's Chairman receives a fixed annual sum of $23,000 in lieu of all

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director's fees. In April 1999, Mr. Wilber as President and Chief Executive Officer of the corporation and the bank, pursuant to Board of Directors approval, ceased to receive director's fees. In lieu of director's fees, Mr. Wilber's salary was adjusted. Directors are permitted to defer their fees subject to provisions of the director's deferred compensation plan. The plan provides for the bank to distribute funds to a director whenever they are no longer a member of the Board. In addition to these fees, each director is provided a $50,000 life insurance benefit. Once a director retires, insurance coverage continues but the benefit declines as the age of the retired director increases. In the aggregate, the Board of Directors received $132,447 for all Board of Directors meetings of the corporation, of the bank and various committee meetings attended, in 2001. Total premiums paid, in 2001, for life insurance on behalf of the current and retired directors was $1,593.

NOMINATIONS FOR DIRECTORS

Nominations for directors, other than those made by or on behalf of the existing Board of Directors, to be elected at an annual meeting of shareholders must be submitted to the Secretary of the corporation in writing not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the date of the meeting. The nominations must be in accordance with Section 202 of the corporation's Bylaws and contain the specified information.

AUDIT COMMITTEE REPORT

The Audit Committee of the bank's Board of Directors is comprised of five independent directors. The bank's Board of Directors has adopted a written charter for the Audit Committee, and the Audit Committee, in fulfilling its oversight responsibilities regarding the audit process:

  reviewed and discussed the fiscal year 2001 audited financial statements with management;

  discussed with the independent auditors, S.R. Snodgrass, A.C., the matters required to be discussed by Statement on Accounting Standards No. 61 (Codification of Statements on Auditing Standards, AU 380, as amended or supplemented); and

  reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees, as modified or supplemented), and discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above and the Audit Committee's review of management's representations, and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements for the year ended December 31, 2001 in the corporation's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

Aggregate fees billed to the corporation by S.R. Snodgrass, A.C., the independent accountants, for services rendered during the year ended December 31, 2001 were as follows:

Audit Fees	$48,536
Financial Information Systems Design and Implementation Fees	$0
All Other Fees	$21,746

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This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The foregoing report has been furnished by the current members of the Audit Committee.

AUDIT COMMITTEE

William D. Van Etten     Larry J. Croft     Mark L. Dalton     John E. Novak     E. Gene Kosa

BOARD OF DIRECTOR'S REPORT ON EXECUTIVE COMPENSATION

Compensation Committee Report

The corporation's Board of Directors is responsible for the governance of the corporation and its subsidiary, First Citizens National Bank. In fulfilling its fiduciary duties, the Board of Directors engages competent persons who undertake to accomplish strategic goals and objectives with integrity and in a cost-effective manner.

The bank's Human Resource Committee, comprised of the President and Chief Executive Officer, and five outside directors (Directors Novak, Croft, van der Hiel, Van Etten, and Kosa), makes recommendations on compensation policies and practices to the Board of Directors. The fundamental philosophy of the corporation's and the bank's compensation program is to offer competitive compensation opportunities for all employees based on the individual's contribution and personal performance. Compensation policies are designed to attract and motivate competent and dedicated individuals to enhance the corporation's and bank's growth and profitability and the ultimate financial return to shareholders.

The compensation of the President and Chief Executive Officer, and of the Executive Vice President is reviewed and approved in April of each year by the Board of Directors. As a basis for determining compensation, the Board of Directors examines information from a peer group of banks relative to performance and compensation. The peer group for overall bank performance analysis consists primarily of those contained within the Uniform Bank Performance Report prepared by the Office of the Comptroller of the Currency (banks with assets of $300 million to $500 million throughout the United States). The peer group for analysis of compensation paid to other bank holding company and banking institution executives is obtained primarily from L.R. Weber Associates, Inc. and Bank Administration Institute (such peer data is compiled on both a regional and asset size basis). These peer groups are different from the peer group utilized in the performance graph appearing on page 15.

The Board of Directors does not deem Section 162(m) of the Internal Revenue Code to be applicable to the corporation at this time. The Board of Directors intends to monitor the future application of Section 162(m) of the IRC to the compensation paid to its executive officers and in the event that this section does become applicable, the Board of Directors intends to amend the corporation's and the bank's compensation plans to preserve the deductibility of the compensation payable under such plans.

Compensation of the President and Chief Executive Officer, and Executive Vice President

The Board of Directors evaluated the compensation of the President and Chief Executive Officer, and the Executive Vice President in April 2001. Compensation increases were determined based on an analysis of the contribution of these individuals in achieving the corporation's strategic goals and objectives. In determining whether strategic goals had been achieved, the Board of Directors considered, among numerous factors, the following: the corporation's performance as measured by earnings, revenues, return on assets, return on equity, market share, total assets, and non-performing loans. Although the performance and increases in compensation were measured in light of these factors, there was no direct correlation between any specific criterion and compensation of these executives, nor was any specific weight provided to any such criteria.

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The Board of Directors believes that the President and Chief Executive Officer's 2001 salary of $175,885 and the Executive Vice President's 2001 salary of $103,461 is appropriate in light of the corporation's 2001 accomplishments (a 17% increase in net income, a 12% return on average equity, and a 2% increase in assets). In addition to this compensation, the President and Chief Executive Officer, and Executive Vice President participate in the bank's profit-sharing plan on the same basis as all other eligible employees.

This report of the Human Resource Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporated this information by reference, and shall not otherwise be deemed filed under such Acts.

HUMAN RESOURCE COMMITTEE

Richard E. Wilber     John E. Novak     Larry J. Croft     Rudolph J. van der Hiel
William D. Van Etten     E. Gene Kosa

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Richard E. Wilber, President and Chief Executive Officer of the corporation and of the bank, is a member of the Human Resource Committee which makes recommendations on compensation policies and practices to the Board of Directors. Mr. Wilber does not participate in conducting his review nor does he vote on his annual compensation package. The Human Resource Committee met four times in 2001.

EXECUTIVE COMPENSATION

Information concerning the annual cash and non-cash compensation paid, awarded or earned for services in all capacities to the corporation and the bank for the fiscal years ended December 31, 2001, 2000 and 1999 of those persons who were, as of December 31, 2001, (i) the President and Chief Executive Officer, and (ii) the one other most highly compensated executive officer of the corporation, is set forth below. No other executive officer's total annual salary and bonus exceeded $100,000 during 2001.

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Summary Compensation Table
Name and Principal Position	Year				Long Term Compensation
		Annual Compensation			Awards		Payouts
		Salary ($) (1)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($) (2)
Richard E. Wilber President & CEO of the corporation and bank	2001 2000 1999	$185,885 $166,923 $157,980	$11,576 $5,592 $6,856	None	None	None	None	$7,176 $3,833 $6,105
Terry B. Osborne Executive Vice President & Secretary of the corporation and bank	2001 2000 1999	$112,481 $104,052 $99,351	$7,002 $3,469 $4,228	None	None	None	None	$4,295 $2,319 $3,673

1. The "Salary" column includes fees paid to Mr. Wilber as a director of the corporation and of the bank totaling $3,380 in 1999. Mr. Wilber's salary was adjusted in 2000 in lieu of receiving director's fees. The "Salary" column includes fees paid to Mr. Osborne as Secretary of the corporation and of the bank totaling $4,020 in 2001, $4,090 in 2000 and $3,840 in 1999.

2. Includes approximately $6,348, $3,005 and $5,277 for tax deferred profit sharing contributions paid on behalf of Mr. Wilber by the bank in the respective years of 2001, 2000 and 1999. Includes approximately $3,840, $1,864 and $3,254 for tax deferred profit sharing contributions paid on behalf of Mr. Osborne by the bank in the respective years of 2001, 2000 and 1999.

Includes $828 for imputed income on life insurance for Mr. Wilber in each of the years of 2001, 2000 and 1999. Includes $455, $455 and $419 for imputed income on life insurance for Mr. Osborne in 2001, 2000 and 1999.

Employment Contract with Executive Officer

On April 16, 1996, the corporation and Mr. Richard E. Wilber, President and Chief Executive Officer of the corporation and of the bank, entered into an ongoing employment agreement. The employment agreement sets forth the benefits to which Mr. Wilber is entitled in the event of termination of Mr. Wilber's employment. If Mr. Wilber's employment is terminated without "cause", Mr. Wilber becomes entitled to severance benefits under the agreement. Depending upon the reason for Mr. Wilber's termination, Mr. Wilber would receive a lump-sum payment in cash and be entitled to remain a participant in any health and accident, disability and life insurance plan of the corporation or of the bank, in which he was a participant on his date of termination. If such participation violates provisions of any such plan or policy, then the corporation would pay Mr. Wilber, on a monthly basis, a sum equal to the premiums that the corporation would have paid on his behalf. The agreement provides that Mr. Wilber will be entitled to only those pension and profit sharing benefits that have accrued prior to his termination.

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Retirement Plans

The bank has a noncontributory defined benefit pension plan for all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation during the highest five consecutive years within the final ten years of employment. The bank's funding policy is consistent with the funding requirements of federal law and regulations. The First Citizens National Bank Investments & Trust Division is the trustee of the pension plan.

The following table sets forth the estimated annual benefits payable on retirement at age 65 by a participating employee, assuming final average earnings as shown. This table reflects the benefit available through the pension plan exclusive of social security. Due to funding limitations by the Internal Revenue Service, no contributions were allowed in 2000 or 1999. For 2001, a minimum contribution of $238,883 was required.

Average Annual Earnings	Annual Pension Benefits Upon Retirement with Years of Service Indicated
	15 ---	20 ---	25 ---	30 ---	35 ---
$20,000	3,750	5,000	6,250	7,500	7,500
$40,000	7,814	10,418	13,023	15,627	15,627
$60,000	13,814	18,418	23,023	27,627	27,627
$80,000	19,814	26,418	33,023	39,627	39,627
$100,000	25,814	34,418	43,023	51,627	51,627
$120,000	31,814	42,418	53,023	63,627	63,627
$140,000	37,814	50,418	63,023	75,627	75,627
$160,000	43,814	58,418	73,023	87,627	87,627
$180,000	46,814	62,418	78,023	93,627	93,627
$200,000	46,814	62,418	78,023	93,627	93,627
$220,000	46,814	62,418	78,023	93,627	93,627

Richard E. Wilber, President and Chief Executive Officer of the corporation and the bank, has 20 years of credited service to the corporation and bank. His average salary upon which his benefits would be calculated at December 31, 2001 is $158,257. Terry B. Osborne, Executive Vice President and Secretary of the corporation and bank, has 26 years credited service to the corporation and bank. His average salary upon which his benefits would be calculated at December 31, 2001 is $101,968.

Profit-Sharing Plan

The bank has a profit-sharing plan, covering substantially all employees, which provides tax deferred salary savings to plan participants. Contributions to the profit-sharing plan are allocated to participants based upon a percentage of their compensation. The total amount of the profit-sharing contribution is determined by the Board of Directors annually on a discretionary basis. Total contributions for 2001, 2000 and 1999 were $131,436, $49,382 and $84,959, respectively. As reported in the Summary Compensation Table, the contributions paid by the bank on behalf of Richard E. Wilber, President and Chief Executive Officer of the corporation and the bank, were approximately $6,348 in 2001, $3,005 in 2000 and $5,277 in 1999. Contributions paid by the bank on behalf of Terry B. Osborne, Executive Vice President and Secretary of the corporation and the bank were approximately $3,840 in 2001, $1,864 in 2000 and $3,254 in 1999.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of the corporation's directors and executive officers and their associates are and have been customers of the bank and have had transactions with the bank in the ordinary course of business. In addition, certain directors are and have been directors and officers of corporations which are customers of the bank and have had transactions with the bank in the ordinary course of business. All transactions with these directors and officers of the corporation and their associates were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time of the transactions. These transactions did not involve more than a normal risk of collectibility or present other unfavorable features.

During 2001, business and law firms, of which Directors Rudolph J. van der Hiel, R. Lowell Coolidge, R. Joseph Landy, and Mark L. Dalton were Officers and/or Partners, rendered services or sold products to the corporation and/or the bank in the normal course of business. Van der Hiel & Chappell, Walrath and Coolidge, and Landy & Landy received $48,996.15, $21,165.27 and $13,899.08, respectfully, for all legal services rendered to the corporation and/or bank during 2001. Also during 2001, Dalton Insurance Agency, which Director Mark L. Dalton owns, was paid $225,574.48 in premiums for various insurance coverages for the corporation and the bank.

Total loans outstanding from the corporation and the bank at December 31, 2001, to the corporation's and the bank's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $3,971,661, or approximately 11.9% of the total equity capital of the bank. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of indebtedness outstanding as of the latest practicable date, February 28, 2002, to the above described group was $3,772,953.

ELECTION OF DIRECTORS

Qualification and Nomination of Directors

The Articles of Incorporation provide that the Board of Directors shall consist of not less than five nor more than 25 directors, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting. The number of directors is currently set at 12. The Articles further provide that the directors shall be divided into three classes, as nearly equal in number as possible, known as Class 1, Class 2 and Class 3. The Class 1 Directors elected at this annual meeting will serve for a three year term. The Class 3 and Class 2 Directors will continue to serve for one and two years, respectively, in order to complete their three year terms.

The proxies solicited hereunder will be voted FOR (unless otherwise directed) the five nominees named below. The corporation does not contemplate that any nominee will be unable to serve as a director for any reason. Each nominee has agreed to serve if elected. However, in the event one or more of the nominees should be unable to stand for election, the vote will be cast for the remaining nominees in accordance with the best judgment of the Board of Directors.

Cumulative voting rights do not exist with respect to the election of directors. Each share of common stock is entitled to cast only one vote for each nominee. For example, if a shareholder owns ten shares of common stock, he or she may cast up to ten votes for each of the directors in the class to be elected.

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The following table contains certain information with respect to the corporation's directors and nominees for Class 1 Director. The date appearing in parenthesis opposite each director's name in the "Director Since" column represents the year in which each individual became a director of the bank, or any predecessor institution acquired by the bank. Each nominee presently serves as a director of the bank, as well as a director of the corporation. All directors have been engaged in the principal occupation indicated for five years or more.

Name	Age as of March 6, 2002	Principal Occupation for Past Five Years	Director Since Corporation/Bank
CURRENT CLASS 1 DIRECTORS WHOSE TERM EXPIRES IN 2002 AND NOMINEES FOR CLASS 1 DIRECTOR WHOSE TERM EXPIRES IN 2005
Carol J. Tama	61	President of Monaghan Transportation Company	1986 (1984)
R. Lowell Coolidge	61	Attorney-at-Law with the firm of Walrath and Coolidge	1984 (1984)
Richard E. Wilber	53	President and Chief Executive Officer of Citizens Financial Services, Inc. and First Citizens National Bank	1984 (1983)
John M. Thomas, M.D.	68	Retired Executive Chairman of Guthrie Healthcare System; President of Chemung Spring Water Company	1990 (1985)
Larry J. Croft	66	Owner of Croft Ford, Inc.	1990 (1969)
CURRENT CLASS 3 DIRECTORS WHOSE TERM EXPIRES IN 2003
William D. Van Etten	68	Dairy Farmer	1984 (1978)
E. Gene Kosa	55	Partner in EDKO Farms, a vegetable and dairy farm	2001 (2001)
R. Joseph Landy	47	Attorney-at-Law with the Firm of Landy & Landy	2001 (2001)
Roger C. Graham, Jr.	46	Owner of Graham Excavating	2001 (2001)
CURRENT CLASS 2 DIRECTORS WHOSE TERM EXPIRES IN 2004
John E. Novak	65	Retired School Administrator with Southern Tioga School District; since 1993 has supervised Student Teachers at Elmira College	1984 (1976)
Rudolph J. van der Hiel	62	Attorney-at-Law with the Law Offices of van der Hiel & Chappell; Rector at St. James Episcopal Church, Mansfield and Trinity Episcopal Church, Antrim	1984 (1975)
Mark L. Dalton	47	Owner of Robert E. Dalton General Insurance	1998 (1997)

[Page 13]

BENEFICIAL OWNERSHIP OF THE CORPORATION'S STOCK
OWNED BY PRINCIPAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table sets forth, as of March 6, 2002, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than 5% of the corporation's outstanding common stock, the number of shares beneficially owned by such person and the percentage of the corporation's outstanding common stock so owned.

Name and Address	Number of Shares Beneficially Owned(1)	Percent of Outstanding Common Stock Beneficially Owned
R. Lowell Coolidge Post Office Box 41 Wellsboro, Pennsylvania 16901	144,072	5.15%

Share Ownership by Directors, Officers and Nominees

The following table sets forth as of March 6, 2002, the amount and percentage of the common stock beneficially owned by each director, each nominee for director and all executive officers and directors of the corporation and bank as a group. This information is furnished by the directors and the corporation. All shares are held individually unless otherwise noted.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
CURRENT CLASS 1 DIRECTORS WHOSE TERM EXPIRES IN 2002 AND NOMINEES FOR CLASS 1 DIRECTOR WHOSE TERM EXPIRES IN 2005
Carol J. Tama	72,387		2.59%
R. Lowell Coolidge	144,072	(2)	5.15%
John M. Thomas, M.D.	47,867	(3)	1.71%
Larry J. Croft	27,510	(4)	.98%
Richard E. Wilber	8,446.30%
CURRENT CLASS 3 DIRECTORS WHOSE TERM EXPIRES IN 2003
William D. Van Etten	5,969	(5)	.21%
E. Gene Kosa	671	(6)	.02%
R. Joseph Landy	5,839	(7)	.21%
Roger C. Graham, Jr.	8,013.29%
CURRENT CLASS 2 DIRECTORS WHOSE TERM EXPIRES IN 2004
John E. Novak	3,406	(8)	.12%
Rudolph J. van der Hiel	17,285	(9)	.62%
Mark L. Dalton	955.03%

All Nominees, Directors and Executive Officers as a Group 12 directors, 7 officers, 19 persons	346,017		12.36%

[Page 14]

(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "Beneficial Ownership" set forth in the general rules and regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 6, 2002. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Mr. Coolidge holds 114,949 shares individually, and 29,123 shares are held by his spouse.

(3) Dr. Thomas holds 47,339 shares individually, and 528 shares are held by his spouse.

(4)  Mr. Croft holds 17,404 shares individually, 9,562 shares jointly with his spouse, and 544 shares are held by his spouse.

(5) Mr. Van Etten holds 5,065 shares individually, and 904 shares are held jointly with his spouse.

(6) Mr. Kosa holds 594 shares jointly with his spouse, 20 shares are held by his spouse, and 57 shares are held in an investment club.

(7) Mr. Landy holds 2,702 shares individually, 2,296 shares jointly with his spouse, and 841 as custodian for his children

(8) Mr. Novak holds 3,320 shares individually, and 86 shares are held by his spouse.

(9) Mr. van der Hiel holds 15,765 shares individually, 22 shares are held jointly with his spouse, and 1,498 shares are held by his spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the corporation's officers and directors, and persons who own more than 10% of the registered class of the corporation's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the corporation with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, the corporation believes that during the period January 1, 2001, through December 31, 2001, its officers, directors and 10% shareholders were in compliance with all applicable filing requirements except for Directors Tama and Kosa who each had one late filing to report one transaction.

[Page 15]

PERFORMANCE GRAPH

The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the corporation specifically incorporates this information by reference, and shall not otherwise be deemed under such Acts.

The graph compares the corporation's stock performance from January 1, 1997 through December 31, 2001, against the performance of the S&P 500 Index, Mid-Atlantic Custom Peer Group, and the 2000 Custom Peer Group for the same period. The peer group represented in the graph includes the corporations listed below. The graph shows the cumulative investment return to shareholders, based on the assumption that a $100 investment was made on December 31, 1996, in each of the corporation's common stock, the S&P 500 Index, the Mid-Atlantic Custom Peer Group, and the 2000 Custom Peer Group, and that all dividends were reinvested in such securities over the past five fiscal years. Shareholder return shown on the graph below is not necessarily indicative of future performance.

[PERFORMANCE GRAPH OMITTED: Following is a description of the performance graph in tabular format.]

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
Citizens Financial Services, Inc.	100.00	147.75	194.96	143.63	105.94	132.50
S&P 500 Index	100.00	133.37	171.44	207.52	188.62	166.22
Mid-Atlantic Custom Peer Group	100.00	148.79	163.33	142.17	127.77	160.21
2000 Custom Peer Group	100.00	144.44	172.97	152.31	117.87	151.62

NOTE: The Mid-Atlantic Custom Peer Group consists of Mid-Atlantic commercial banks with assets less than $1 billion. The 2000 Custom Peer Group consists of Citizens & Northern Corp., CNB Financial Corporation, Columbia Financial, Comm Bancorp, Juniata Valley Financial, Mid Penn Bancorp, Norwood Financial, Penseco Financial Services Corp., and Penns Woods Bancorp.

SOURCE: SNL Financial L.C.

[Page 16]

PROPOSALS

1.     To Elect Five Class 1 Directors

     Nominees for Class 1 Director are:- Carol J. Tama (director since 1986).
  - R. Lowell Coolidge (director since 1984).
  - Richard E. Wilber (director since 1984).
  - John M. Thomas, M.D. (director since 1990).
  - Larry J. Croft (director since 1990).

  Each has consented to serve a three year term. (See page 11 for more information.)

If any director is unable to stand for re-election, the Board may designate a substitute. The proxy holders will vote in favor of a substitute nominee. The Board of Directors has no reason to believe the five nominees for Class 1 Director will be unable to serve if elected.

Cumulative voting rights do not exist with respect to the election of directors. The affirmative vote of the majority of shares present (in person or by proxy and entitled to vote at the annual meeting) is needed to elect a director.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE FIVE NOMINEES AS CLASS 1 DIRECTOR.

INDEPENDENT AUDITORS

S.R. Snodgrass, A.C., Certified Public Accountants, of Wexford, Pennsylvania, served as the corporation's independent public accountants for its 2001 fiscal year. The corporation has been advised by S.R. Snodgrass that none of its members has any financial interest in the corporation. In addition to performing customary audit services, S.R. Snodgrass assisted the corporation and the bank with preparation of their federal and state tax returns, and provided assistance in connection with regulatory matters, charging the bank for such services at its customary hourly billing rates. These non-audit services were approved by the corporation's and the bank's Board of Directors after due consideration of the effect of the performance thereof on the independence of the auditors and after the conclusion by the corporation's and the bank's Board of Directors that there was no effect on the independence of the auditors. S.R. Snodgrass will serve as the corporation's independent public accountants for its 2002 fiscal year. A representative of S.R. Snodgrass will be present at the Annual Meeting of Shareholders. The representative will have an opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions presented by shareholders at the annual meeting.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

Securities and Exchange Commission Regulations permit shareholders to submit proposals for consideration at the Annual Meeting of Shareholders. Any proposals for the corporation's Annual Meeting of Shareholders to be held in 2003, must be submitted to the President and Chief Executive Officer of Citizens Financial Services, Inc., at its principal office at 15 South Main Street, Mansfield, Pennsylvania 16933 on or before Friday, November 15, 2002, in order to be included in proxy materials relating to that annual meeting.

Next year's annual meeting currently is scheduled to be held on Tuesday, April 15, 2003.

[Page 17]

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board of Directors of the corporation is not aware of any other matters to be presented for action other than described in the accompanying Notice of Annual Meeting of Shareholders, but if any other matters properly come before the meeting, and any adjournments or postponements of the meeting, the proxy holders are authorized to vote them in accordance with their best judgment.

ADDITIONAL INFORMATION

Upon written request of any shareholder, a copy of the corporation's Annual Report on SEC Form 10-K for its fiscal year ended December 31, 2001, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended, may be obtained without charge, from Randall E. Black, Assistant Treasurer, Citizens Financial Services, Inc., 15 South Main Street, Mansfield, Pennsylvania 16933.

APPENDIX A

FIRST CITIZENS NATIONAL BANK
AUDIT COMMITTEE CHARTER

Audit Committee Mission

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

    Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and regulatory compliance.

    Monitor the independence and performance of the Company's independent auditors and internal auditing department.

    Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

To effectively perform his or her role, each Committee member will obtain an understanding of the detailed responsibilities of Committee membership.

Audit Committee Organization
The Audit Committee shall meet the requirements of the federal regulatory agencies.

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. At least one member of the Committee shall have accounting or related financial management experience. One of the members shall be designated "Chairman".

The Committee shall meet quarterly, or more frequently as circumstances dictate.

The Committee believes that the above mission statement sets forth its primary roles and responsibilities. In that connection, the following is meant to serve as a guide in achieving that mission.

Roles and Responsibilities

Financial Statement Review Procedures
1.    Review the Company's interim financial results and annual audited financial statements prior to filing or distribution. The review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments. Discuss with Independent Auditors its judgment about the quality, not just acceptability, of the Company's accounting principles as applied in its financial reporting.

2.    In consultation with management, independent auditors, and internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and steps taken by management to monitor, control, and report such exposures.

3.     Review significant findings prepared by the independent auditors and the internal auditors together with management's responses. Gain an understanding of whether internal control recommendations made by internal and independent auditors have been implemented by management.

Independent Auditors
1.    The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant

2.    Review the independent auditors' timetable, scope and approach of the quarterly reviews and annual examination of the financial statements.

3.    Obtain from the independent auditors their annual communication to the Audit Committee in satisfaction of SAS 61 regarding communication with the Audit Committee, and, if applicable, any commentary on internal contracts or other recommendations.

4.    Review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

Internal Auditors
1.    Approve an Annual Risk Assessment and Audit Plan developed by the audit coordinator.

2.    Meet quarterly with the internal auditors to gain an understanding of the effectiveness of the internal audit function. These meetings will also serve in evaluating their performance.

3.    Review significant reports prepared by the internal auditors together with management's response and follow-up to these reports.

4.    The Audit Committee may contract for internal audit services as necessary to assess the adequacy and effectiveness of internal controls, the accuracy of management reporting and compliance with laws,regulations and bank policy. The Audit Committee will set forth the outsourcing vendor's responsibilities in a written contract the terms of which comply with the "Interagency Policy Statement of Internal Audit and Internal Audit Outsourcing".

Compliance with Laws and Regulations
1.    Periodically obtain updates from management and compliance auditors regarding compliance with laws and regulations.

2.    Review the findings of any examination by regulatory agencies such as the Federal Reserve, FDIC, or Office of the Comptroller of the Currency.

3.    Be familiar with Management's response to regulatory examinations.

Other Committee Responsibilities
1.    Review and update the Audit Charter annually and submit the charter to the Board of Directors for approval. Ensure that the charter is included within the Corporation's proxy statement once every three years.

2.    Prepare an annual Audit Committee Report for inclusion in the Corporation's Annual Proxy Statement that states a formal audit charter has been approved and that the Audit Committee has satisfied itsresponsibility during the year.

3.    Perform other oversight functions as requested by the Board of Directors. Further, The Audit Committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities.

4.    Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

5.    Meet periodically with the internal auditors, the independent accountants, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

6.    Report Audit Committee actions to the Board of Directors with such recommendations, as the Audit Committee may deem appropriate.

ANNEX A
CITIZENS FINANCIAL SERVICES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 16, 2002

TO THE SHAREHOLDERS OF CITIZENS FINANCIAL SERVICES, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of CITIZENS FINANCIAL SERVICES, INC. will be held at 12:00 p.m., prevailing time, on Tuesday, April 16, 2002 at the Tioga County Fairgrounds Youth Building, Whitneyville, Pennsylvania, 16901, for the following purposes:

  1. To elect five Class 1 Directors to serve for a three-year term and until their successors are elected and qualified.
  2. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

In accordance with the corporation's Bylaws and action by the Board of Directors, only those shareholders of record at the close of business on March 6, 2002 are entitled to vote at the annual meeting and any adjournment or postponement thereof.

A copy of the corporation's Annual Report to Shareholders for the fiscal year ended December 31, 2001 is enclosed with this Notice. Copies of the corporation's Annual Report to Shareholders for the 2000 fiscal year may be obtained at no cost by contacting Richard E. Wilber, President and Chief Executive Officer, 15 South Main Street, Mansfield, Pennsylvania 16933, telephone: 800-326-9486.

You are urged to mark, sign, date and promptly return your proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the corporation in reducing the expense of additional proxy solicitation. Even if you return a proxy, you may vote in person if you attend the meeting and give written notice to the Secretary of the corporation.

By Order of the Board of Directors,
  /s/ Richard E. Wilber
Richard E. Wilber, President and Chief Executive Officer
March 13, 2002Mansfield, Pennsylvania

ANNEX B

CITIZENS FINANCIAL SERVICES, INC.
PROXY
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 16, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Terry B. Osborne and Thomas C. Lyman and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Citizens Financial Services, Inc. that the undersigned may be entitled to vote at the corporation's Annual Meeting of Shareholders to be held at the Tioga County Fairgrounds Youth Building, Whitneyville, Pennsylvania 16901, on Tuesday, April 16, 2002 at 12:00 p.m., prevailing time, and at any adjournment or postponement thereof as follows:

1. ELECTION OF CLASS 1 DIRECTORS TO SERVE FOR A THREE-YEAR TERM
        Carol J. Tama     R. Lowell Coolidge     Richard E. Wilber     John M. Thomas, M.D.     Larry J. Croft

  FOR all nominees WITHHOLD AUTHORITYlisted above (except to vote for all nomineesas marked to the listed abovecontrary below)
  The Board of Directors recommends a vote FOR these nominees.
  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY SIGNED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES.
                                                                                                                                                                  Dated:                    , 2002

Number of Shares Held of Record on March 6, 2002 (Indicated Above)                                                                                             Signature(s) (Seal)

THIS PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER AND RETURNED PROMPTLY TO THE CORPORATION IN THE ENCLOSED ENVELOPE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF STOCK IS HELD JOINTLY, EACH OWNER SHOULD SIGN.

Luncheon Reservation  I will attend the luncheon, please include my reservation for             person(s)
                                          I will be unable to attend the luncheon